Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Osteologix, Inc.

We consent to the inclusion in the foregoing Post Effective Amendment to Form SB-2 Registration Statement (Registration No. 333-135664) of our report dated March 16, 2007, relating to the consolidated financial statements of Osteologix, Inc. and Subsidiary (a development stage company) as of and for the years ended December 31, 2006 and 2005 and for the period from June 16, 2003 (inception) through December 31, 2006, which appears in the Osteologix, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 27, 2007. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
June 15, 2007